Exhibit (a)(1)(B)

Diamond Management & Technology Consultants, Inc.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING RESTRICTED STOCK UNITS

ELECTION FORM

I have received the Offer to Exchange Restricted Stock Units for Common Stock, the Summary Term Sheet, the related cover email, and attached ancillary documents (collectively, the “Offer Documents”) from Diamond Management & Technology Consultants, Inc. (the “Company” or “Diamond”), dated February 5, 2009, pursuant to which the Company is offering to its employees the right to exchange their Restricted Stock Units previously granted to them pursuant to annual awards related to fiscal years 2005, 2006, 2007 and 2008 that have not vested and are not scheduled to vest prior to March 1, 2009 (the “Eligible RSUs”) for shares of Diamond common stock at an exchange ratio of 0.80 shares per each Eligible RSU (the “Offer”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

Pursuant to the terms of the Offer, by marking below I elect to have all of my Eligible RSUs held by me, as specified below, cancelled in exchange for the right to receive Diamond common stock, with the terms described in the Offer Documents, at an exchange ratio of 1 to 0.80. I hereby agree that, unless I withdraw or change my election before 12:00 midnight, New York City Time, on March 9, 2009 (unless the Company extends the expiration of the Offer), my election will be irrevocable, and, if accepted by the Company, such surrendered Eligible RSUs will be cancelled in their entirety on the expiration date. I also acknowledge that the common stock that I may receive from the Offer will be subject to certain restrictions on sale or transfer for a certain period of time as described in the Offer Documents.

I HEREBY ELECT TO EXCHANGE AND CANCEL, upon the terms and conditions stated in the Offer Documents, the following Eligible RSUs:

Grant Date	Grant Number	Eligible RSUs
«Date1»	«Number1»	«Shares1»
«Date2»	«Number2»	«Shares2»
«Date3»	«Number3»	«Shares3»
«Date4»	«Number4»	«Shares4»
«Date5»	«Number5»	«Shares5»
«Date6»	«Number6»	«Shares6»
«Date7»	«Number7»	«Shares7»
	Total	«Total_Shares»

I acknowledge that I will have no right to any part of the cancelled Eligible RSUs after the date of this election (unless I withdraw or change this election), and that such RSUs will be cancelled as of the expiration date of the Offer. I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued service with the Company. I agree that the Company has made no representations or warranties to me regarding this Offer or the future pricing of Diamond common stock, and that my participation in this Offer is at my own election.

Check here if this Election Form is being submitted to replace, it its entirety, a previously submitted Election Form or Notice of Withdrawal Form  ☐

Check here if you elect NOT to participate in the Offer  ☐             (otherwise leave this box blank if you elect to participate)

Check here if you elect to pay withholding taxes by check  ☐             (otherwise leave this box blank and shares will be withheld)

Employee Signature
Address of Residence

<name>
Date and Time

PLEASE SUBMIT THE COMPLETED ELECTION FORM TO THE COMPANY’S EQUITY PROGRAMS DEPARTMENT VIA INTERNAL EMAIL AT “Equity Programs” OR BY FAX AT (312) 255-4790 FOR RECEIPT NO LATER THAN MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

THE COMPANY’S EQUITY PROGRAMS DEPARTMENT WILL SEND YOU AN EMAIL CONFIRMATION GENERALLY WITHIN TWO BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE ELECTION FORM

1. Delivery of Election Form. A properly completed and executed copy of this Election Form must be submitted via internal email to the Company’s equity programs department or by fax at (312) 255-4790 before 12:00 midnight, New York City Time, on March 9, 2009 (unless the Company extends the expiration of the Offer). The method by which you deliver any required documents is at your option and risk, and the delivery of such documents will be deemed made only when actually received and confirmed by the Company’s equity programs department.

2. Withdrawal. You may withdraw this Election Form at any time before the expiration date. To withdraw you must deliver a signed and dated Notice of Withdrawal Form to the Company’s equity programs department in accordance with the instructions included with the Notice of Withdrawal Form. You may not rescind your election to withdraw, and any attempt to do so will be deemed not properly made for purposes of the Offer. You may, however, complete and deliver a new Election Form as a replacement following the procedures described in these Instructions to the Election Form in order to elect to participate in the Offer.

3. Change of Election. As noted in the Offer Documents, you may only elect all of your Eligible RSUs to be exchanged for Issued Shares. To change your election regarding any particular part of the Election Form you previously submitted, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or an electronic copy or facsimile of it), you waive any right to receive any notice of the receipt of the election to exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your Eligible RSUs will be cancelled. Your Eligible RSUs that are accepted for exchange will not be cancelled until the expiration date.

4. Exchange of Eligible RSUs. If you intend to exchange Eligible RSUs through the Offer, you must complete this Election Form. The Company will not accept partial exchanges of Eligible RSUs. Accordingly, you may exchange all or none of your Eligible RSUs.

5. Payment of Withholding Taxes. If you choose to pay any applicable withholding taxes owed by you with a check, you must mark the relevant box on the Election Form and the Equity Programs Department will send you a determination of the amount due and any further instructions upon the expiration of the Offer. You will have approximately 3 business days to deliver your check to us. Should you not mark the relevant box or fail to deliver your check by the date specified by the Equity Programs Department, shares will be withheld by the Company for such withholding taxes.

Estimate of shares to be accelerated at 80%	«M__80»
Estimate of value at $3.00 per share	$«Estimated_Value»
Estimate of tax due at (see below)*	$«Est_of_Tax»
Estimate of shares to be withheld for tax	«Shares_held»
Estimate of shares to be issued after withholding for tax	«shares_issued»

*	The estimated tax percentage includes only the below statutory withholding rates, North America employees must add their state withholding rate and any other applicable withholding rate, such as local withholding, in order to obtain an accurate estimate of tax due. This is provided for illustration purposes only.

•	India Employees: 33.99% (Fringe Benefits Tax)

•	North America Employees: 32.65% (Federal Tax Withholding 25%; FICA 6.20%; Medicare 1.45%)

•	United Kingdom Employees: 48.68% (UK Income Tax 34.88%; Employee NIC 1%; Diamond NIC 12.8%)

6. Other Information on This Election Form. In addition to signing this Election Form, you must indicate the date and time at which you signed. You must also include your address of residence.

7. Requests for Assistance or Additional Copies. Additional copies of the Offer Documents or this Election Form can be obtained by contacting the Company’s equity programs department via internal email at “Equity Programs”.

2